Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined financial statements give effect to the transactions contemplated by the Agreement and Plan of Merger dated as of April 30, 2019, by and among Ingersoll-Rand plc, Ingersoll-Rand U.S. Holdco, Inc. (“Ingersoll Rand Industrial”), Gardner Denver Holdings, Inc. and Charm Merger Sub Inc. (“Merger Sub”) (the “Merger Agreement”) and the Separation and Distribution Agreement, dated as of April 30, 2019, by and between Ingersoll-Rand plc and Ingersoll Rand Industrial (the “Separation and Distribution Agreement”) namely, the separation of Ingersoll Rand Industrial from Trane Technologies plc (formerly Ingersoll-Rand plc, or “Trane”) and subsequent merger of Ingersoll Rand Industrial with and into Merger Sub, a wholly-owned subsidiary of  Ingersoll Rand Inc. (formerly Gardner Denver Holdings, Inc, “Ingersoll Rand”,  or the “Company”), as described below and in Note 1. The merger was consummated on February 29, 2020.

The accompanying unaudited pro forma condensed combined statement of operations was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated statement of operations in the unaudited pro forma condensed combined statement of operations has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results of Ingersoll Rand and Ingersoll Rand Industrial.

The unaudited pro forma condensed combined statement of operations does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined statement of operations has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined statement of operations contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined statement of operations. In many cases, these assumptions were based on preliminary information and estimates.

The unaudited pro forma condensed combined statement of operations set forth below gives effect to the following transactions and circumstances, referred to as the Transactions:

•	Internal reorganization of Trane to separate and consolidate specified assets and liabilities used in the Ingersoll Rand Industrial business under Ingersoll Rand Industrial (the “Separation”);

•	Incurrence of Ingersoll Rand Industrial debt;

•	Distribution of Ingersoll Rand Industrial common stock pro rata to Trane stockholders (the “Distribution”); and

•
Merger of Charm Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into Ingersoll Rand Industrial, with Ingersoll Rand Industrial surviving the merger as a wholly-owned subsidiary of the Company (the “merger”).

The unaudited pro forma condensed combined statement of operations is presented to illustrate the estimated effects of the Transactions, based on the historical financial position and results of operations of Ingersoll Rand and Ingersoll Rand Industrial presented as follows:

•	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 was prepared based on
(1)	the historical unaudited condensed consolidated statement of operations of Ingersoll Rand for the three months ended March 31, 2020; and
(2)
the historical unaudited condensed combined statement of operations and comprehensive income of Ingersoll Rand Industrial for the period from January 1, 2020 to February 29, 2020 as derived from the historical records of Ingersoll Rand Industrial.

A pro forma condensed combined balance sheet as of March 31, 2020 has not been presented because the Company’s historical balance sheet as of March 31, 2020 included in its Quarterly Report on Form 10-Q fully reflects the Transactions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was previously presented in the Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2020.

The merger has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codiﬁcation (“ASC”) 805, Business Combinations. Ingersoll Rand management has determined that Ingersoll Rand is the acquirer for ﬁnancial accounting purposes. In identifying Ingersoll Rand as the accounting acquirer, the companies considered the structure of the transaction and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of Ingersoll Rand and Ingersoll Rand Industrial, and the designation of certain senior management positions of the combined company.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020 assume the Transactions occurred on January 1, 2019.

This historical statement of operations included in the unaudited pro forma condensed combined statement of operations was derived from Ingersoll Rand’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC on May 15, 2020 (the “First Quarter 2020 10-Q”) and should be read in conjunction with the accompanying notes, as well as Ingersoll Rand’s unaudited consolidated financial statements and the notes thereto contained in its First Quarter 2020 10-Q.

INGERSOLL RAND AND THE INGERSOLL RAND INDUSTRIAL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the three months ended March 31, 2020
(Dollars and shares, in millions, except per share amounts)

	Historical Ingersoll Rand	Historical Ingersoll Rand Industrial (1/1/2020 – 2/29/2020)	Pro Forma Adjustments	Note 5	Pro Forma Combined

Revenues	799.9	469.9	-		1,269.8
Cost of sales	555.4	312.7	(39.8)	(a)	827.9
			(0.4)	(b)
Gross Profit	244.5	157.2	40.2		441.9
Selling and administrative expenses	155.4	107.3	(0.1)	(b)	262.6
Amortization of intangible assets	55.2	9.8	10.4	(c)	75.4
Other operating expense, net	100.7	3.8	(42.3)	(d)	62.2
Operating (Loss) Income	(66.8)	36.3	72.2		41.7
Interest expense	27.1	-	8.1	(e)	35.2
Loss on extinguishment of debt	2.0	-	-		2.0
Other income, net	(0.2)	-	-		(0.2)
(Loss) Income Before Income Taxes	(95.7)	36.3	64.1		4.7
(Benefit) provision for income taxes	(58.9)	9.4	54.4	(f)	4.9
Net (Loss) Income	(36.8)	26.9	9.7		(0.2)
Less: Net income attributable to non-controlling interests	-	0.8	-		0.8
Net (Loss) Income attributable to Ingersoll Rand Inc.	(36.8)	26.1	9.7		(1.0)
Basic (loss) earnings per share	$(0.13)			(g)	$-
Diluted (loss) earnings per share	$(0.13)			(h)	$-

Weighted average shares, basic	277.3			(g)	416.6
Weighted average shares, diluted	277.3			(h)	416.6

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1: Description of transactions

On February 29, 2020, Trane completed the separation of the Ingersoll Rand Industrial business through a spin-off of Ingersoll Rand Industrial and merger of Ingersoll Rand Industrial with a wholly-owned subsidiary of the Company in a “Reverse Morris Trust” transaction pursuant to the Merger Agreement and the Separation and Distribution Agreement (collectively with the other related transaction documents, the “Transaction Agreements”). Following the completion of the Transactions, Gardner Denver Holdings, Inc. was renamed Ingersoll Rand Inc. and Ingersoll-Rand plc was renamed Trane Technologies plc. Upon the closing of the Transactions, Trane’s existing shareholders received 50.1% of the shares of the Company on a fully diluted basis. Existing Company shareholders retained 49.9% of the shares of the Company on a fully diluted basis. As a result of the Transactions, Trane shareholders entitled to receive shares of Ingersoll Rand Industrial common stock in the Distribution received approximately 0.8824 shares of Company common stock for each share of Ingersoll Rand Industrial common stock they received in the Distribution.

In connection with the Transactions, Ingersoll-Rand Services Company, an affiliate of Ingersoll Rand Industrial, borrowed an aggregate principal amount of $1,900 million under a senior secured first lien term loan facility (the “Ingersoll Rand Industrial Term Loan Facility”), the proceeds of which were used to make a one-time special cash payment of $1,900 million to a subsidiary of Trane. The obligations under the Term Loan were retained by Ingersoll-Rand Services Company, which following the Transactions is a wholly owned subsidiary of the Company.

Note 2:	Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) expected to have a continuing impact on the combined results following the business combination.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2020 gives effect to Ingersoll Rand’s acquisition of Ingersoll Rand Industrial as if the acquisition had occurred on January 1, 2019.

The values presented in the unaudited pro forma condensed combined statement of operations for Historical Ingersoll Rand for the three months ended March 31, 2020 reflect the consolidation of Ingersoll Rand Industrial from the date of acquisition. Therefore, the Historical Ingersoll Rand amounts include the results of Ingersoll Rand Industrial for the period from March 1, 2020 to March 31, 2020. Amounts presented as results of operations of Ingersoll Rand Industrial prior to the acquisition by Ingersoll Rand for the period from January 1, 2020 through February 29, 2020 have been derived from the historical records of Ingersoll Rand Industrial.

The unaudited pro forma combined statement of operations has been compiled in a manner consistent with the accounting policies adopted by Ingersoll Rand. The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined statement of operations does not give effect to any cost savings, operating synergies or revenue synergies that may result from the merger or the costs to achieve any synergies.

Note 3:	Financing transactions

Ingersoll Rand Industrial incurred $1,900.0 million of indebtedness under the Ingersoll Rand Industrial Term Loan Facility prior to the closing of the merger, and the indebtedness deemed issued under the Ingersoll Rand Industrial Term Loan facility will mature in February 2027.

Ingersoll Rand incurred $26.9 million of debt issuance costs associated with the Ingersoll Rand Industrial Term Loan Facility issuance. The debt issuance costs associated with indebtedness is amortized over the respective terms of the debt. For purposes of the unaudited pro forma condensed combined financial statements, the borrowings under the Ingersoll Rand Industrial Term Loan Facility are assumed to have a weighted average interest rate of 2.74%. See Note 5(e) below for further discussion on interest expense pro forma adjustments.

Note 4:	Purchase price accounting and merger consideration

The acquisition of Ingersoll Rand Industrial has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets and liabilities assumed be recognized at their acquisition fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The consideration transferred by Ingersoll Rand in the acquisition of Ingersoll Rand Industrial was approximately $6,937.0 million, which represents Ingersoll Rand common stock with a fair value of $6,919.5 million and the balance equal to the fair value attributable to pre-acquisition service for replacement equity awards and deferred compensation arrangements settled in shares (or valued by reference to shares) of Ingersoll Rand common stock and reimbursement of retirement funding obligation. The Company incurred approximately $87.3 million in total acquisition-related costs in connection with the acquisition.

The aggregate purchase consideration has been preliminarily allocated as follows:

Purchase Price
Fair value of Ingersoll Rand common stock issued for Ingersoll Rand Industrial outstanding common stock (1)	$6,919.5
Fair value attributable to pre-merger service for replacement equity awards (2)	8.6
Fair value attributable to pre-merger service for deferred compensation plan (3)	8.9
Total purchase consideration	6,937.0

Purchase Price Allocation
Cash	$41.3
Accounts receivable	579.9
Inventory	576.2
Other current assets	136.9
Property, plant and equipment	520.0
Goodwill	4,278.2
Intangible assets	4,501.3
Other non-current assets	269.8
Total current liabilities	(830.6)
Deferred tax liability	(900.6)
Long-term debt, net of debt issuance costs	(1,851.7)
Other non-current liabilities	(310.4)
Non-controlling interest	(73.3)
$6,937.0

(1)
Represents the fair value of 211,023,522 shares of the Company’s common stock issued for Ingersoll Rand Industrial outstanding common stock multiplied by $32.79, the price per share of common stock as of the closing price on February 28, 2020.

(2)	Represents the fair value of the replacement equity awards to the extent those related to services provided by the employee of Ingersoll Rand Industrial prior to closing.

(3)	Represents the fair value of the deferred compensation plan to be settled in equity.

Ingersoll Rand has not finalized the process of allocating the purchase price and valuing the acquired assets and liabilities assumed for the Ingersoll Rand Industrial acquisition. The final purchase price allocation will be determined when Ingersoll Rand has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary amounts presented in these unaudited pro forma combined financial statements. If the fair value of the acquired assets is higher than the preliminary values above, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma combined statement of operations.

Note 5: Adjustments to Pro Forma Combined Statements of Operations

(a)
Reflects $39.8 million reduction of Cost of sales for the removal of inventory step-up amortization as this amount is not expected to have a continuing impact on Ingersoll Rand’s operations. The preliminary fair value step-up of $102.3 million of inventories is amortized to Cost of sales as the inventory is sold, which is expected to be a period of four months from the acquisition date.

(b)
Reflects the reduction in depreciation expense of $0.4 million to Cost of sales and $0.1 million to Selling and administrative expenses based on the estimated fair value step-up of the depreciable fixed assets acquired and assigned estimated remaining useful lives.

(Dollars in millions)	Carrying value	Preliminary fair value	Step-up	Average remaining useful lives (years)	Reduction of depreciation expense for the period 1/1/2020- 2/29/2020
Land and land improvements	$19.7	$38.8	$19.1	18	$-
Buildings	155.2	177.4	22.2	28	0.1
Machinery and equipment	207.4	255.9	48.5	10	(0.5)
Office furniture and equipment	8.9	13.2	4.3	8	(0.1)
Other	0.7	0.9	0.2	7	-
Construction in progress	30.1	33.8	3.7	N/A	-
Total	$422.0	$520.0	$98.0		$(0.5)

The estimated fair values and estimated useful lives are preliminary and subject to change once Ingersoll Rand has sufficient information as to the specific types, nature, age, condition, and location of Ingersoll Rand Industrial’s property, plant and equipment.

(c)
Reflects the net pro forma adjustment of $10.4 million for the removal of $35.0 million of historical amortization expense offset by new amortization expense of $45.4 million based on the estimated fair value of the definite life intangible assets and the respective assigned estimated useful life.

The following table summarizes the estimated fair values of Ingersoll Rand Industrial’s identifiable intangible assets and their estimated useful lives:

(Dollars in millions)	Carrying Value	Step-up	Estimated Fair Value	Estimated weighted average useful life (years)	Pro forma amortization for the three months ended March 31, 2020
Trade names	$211.2	$1,215.8	$1,427.0	Indefinite	$-
Developed technology	17.0	128.0	145.0	6	6.3
Customer relationships	542.2	2,262.8	2,805.0	21	37.2
Backlog	-	90.9	90.9	< 1	-
Other	42.5	(9.1)	33.4	4	1.9
Total acquired intangible assets	$812.9	$3,688.4	$4,501.3		$45.4
Less: historical Ingersoll Rand Industrial amortization (January 1, 2020 - February 29, 2020)					9.8
Less: historical Ingersoll Rand Industrial (March 1, 2020 - March 31, 2020)					25.2
Total historical amortization expense					35.0
Pro forma adjustment					$10.4

The unaudited pro forma combined statements of operations do not reflect the amortization of Backlog for the estimated purchase accounting adjustment to intangibles as this amount is not expected to have a continuing impact on Ingersoll Rand and Ingersoll Rand Industrial’s combined operations. Ingersoll Rand has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material.

(d)
Reflects the pro forma adjustment to remove $42.3 million of transaction costs incurred by Ingersoll Rand directly attributable to the acquisition of Ingersoll Rand Industrial and that will not have an ongoing impact on the combined business.

(e)
Reflects the pro forma adjustment to Interest expense, net to reflect a $7.4 million increase in interest expense resulting from interest on the new term debt to finance the acquisition of Ingersoll Rand Industrial and $0.7 million in amortization of related debt issuance costs.

A sensitivity analysis on interest expense has been performed to assess the effect that a hypothetical 0.1% change in interest rates would have on the Ingersoll Rand Industrial Term Loan Facility. A 0.1% change in the interest rates would cause a corresponding increase or decrease to interest expense of approximately $0.5 million for the three months ended March 31, 2020. See Note 3 for further discussion on the financing transactions.

(f)
Income tax expense: The tax effect of the pro forma adjustments was determined based on the total estimated effective income tax provision of the combined company calculated using the Company’s estimated annual effective tax provision. The estimated annual effective tax rate is due to the mix of losses in countries with limited tax benefits combined with profits in countries with higher tax costs.

(g)
Basic weighted average number of shares outstanding: Reflects the impact on the weighted average shares outstanding for the three months ended March 31, 2020 for the pro forma issuance of 211.0 million shares of Ingersoll Rand common stock issued in exchange for Ingersoll Rand Industrial outstanding common stock in accordance with the Merger Agreement.

(h)
Diluted weighted average number of shares outstanding: Reflects the impact on the weighted average shares outstanding for the three months ended March 31, 2020 for the pro forma issuance of 211.0 million shares of Ingersoll Rand common stock issued in exchange for Ingersoll Rand Industrial outstanding common stock. Due to the net loss in the three-month period ended March 31, 2020, potentially dilutive instruments would be anti-dilutive. Accordingly, the pro forma dilutive loss per share is the same as basic loss per share for the three-month period ended March 31, 2020.